Oakridge Global Energy Solutions:  Announces New Stationary Power Storage

A New Era In Battery Manufacturing

FOR IMMEDIATE RELEASE

September 22, 2015 Melbourne, Florida – Oakridge Global Energy Solutions, Inc. (OGES) is excited to announce our latest made in the USA product, the Freedom IV stationary power storage product, which will provide energy storage for homes and businesses of 6.5KW hours up to more than 35KW hours.

Oakridge Executive Chairman and CEO, Steve Barber states “Our Freedom IV stationary power system will allow homeowners to move away from the noisy, smelly, sometimes unreliable generators and rely on clean lithium batteries for their back up power.  The system can be interfaced to solar or wind power for off-grid applications and can provide the homeowner some energy cost savings by programming it to charge the batteries during lower off-peak rates and then consume that energy during the higher peak rate time period.   This revolutionary product will provide many hours of clean power and years of peace of mind.”

The Oakridge Global Energy Solutions Freedom IV product line will begin shipping in December 2015.  It is available in a variety of sizes to meet customer power requirements and multiple units can be connected together to further increase capacity.  The systems are designed to be stylish in the living room or add style to your utility room or garage.  With typical lithium battery systems lasting more than 7 years, this system will be an integral part of our energy future.

“As we continue to lead the On-Shoring movement bringing manufacturing jobs back to the United States” says Mr. Barber.  “We are very pleased to continue to roll out these new products.  The Freedom IV will be of interest to everyone who has experienced a power bump and ended up losing all the contents of the refrigerator.  Our design team has developed this product specifically to meet the needs of the home owner and small business owner.  It is such a key product going forward that we already have attracted the interest of one of the largest organizations in the world in terms of annual battery consumption.”

About Oakridge Global Energy Solutions, Inc.

Oakridge Global Energy Solutions Inc., is a publicly traded company, trading symbol: OGES on the OTCQB with a market cap of just over $250,000,000 USD, whose primary business is the development, manufacturing and marketing of energy storage products. Additional information can be accessed on the company's website www.oakg.net.

Forward-Looking Statements Disclaimer: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by the following words: "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "ongoing," "plan," "potential," "predict," "project," "should," "will," "would," or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements are not a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this press release. This press release should be considered in light of all filings of the Company that are contained in the Edgar Archives of the Securities and Exchange Commission at www.sec.gov.

Contact:
Oakridge Global Energy Solutions, Inc.
www.oakg.net
3520 Dixie Highway
Palm Bay, 32905, Florida
USA
Ph: (321) 610-7959

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